UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2011

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54372	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On June 8, 2011, Industrial Income Operating Partnership LP, a wholly-owned subsidiary of Industrial Income Trust Inc. (the “Company”), as Borrower, entered into a Revolving Credit Agreement (the “Revolving Credit Agreement”) with the lenders from time to time who are parties thereto (collectively, the “Lenders”) and KeyBank National Association, as agent for the Lenders (the “Agent”), providing for future credit advances in an initial aggregate amount of $40.0 million and allowing for increases in the commitments up to a maximum aggregate amount of $100.0 million, subject to a successful syndication and other customary provisions. The outstanding principal balance on loans made pursuant to the Revolving Credit Agreement shall bear interest at LIBOR plus 3.50%. An alternative base rate plus margin based pricing is available as well. The initial maturity date of the Revolving Credit Agreement is December 8, 2012 and may be extended to June 8, 2013, subject to certain conditions. Borrowings under the Revolving Credit Agreement are available to finance the acquisition and operation of properties, for refinancing the Company’s other debt obligations, as well as for working capital. As of June 14, 2011, there were no amounts outstanding under the Revolving Credit Agreement.

The Company is the guarantor of Borrower’s obligations under the Revolving Credit Agreement and, pursuant to agreements with the Agent, has pledged and granted a security interest in, and liens upon, the gross proceeds of the Company’s primary public offering of shares of its common stock (the “Equity Offering”) as collateral for the borrowings.

The Revolving Credit Agreement requires that as of the end of each month, commencing with September 30, 2011, the Company must have generated gross proceeds from the Equity Offering equal to an aggregate amount of at least $60.0 million during the previous three full calendar months (the “Minimum Equity Raise Requirement”). If the Company fails to meet the Minimum Equity Raise Requirement, 100% of the net proceeds of the Company’s Equity Offering must be applied to reduce amounts outstanding under the Revolving Credit Agreement until the Company is able to meet the Minimum Equity Raise Requirement. In addition, if the Company fails to generate at least $30.0 million in gross proceeds during the previous three full calendar months, the Borrower may not draw any amounts under the Revolving Credit Agreement until such condition has been satisfied.

The Revolving Credit Agreement has a mandatory prepayment provision pursuant to which the Borrower, starting three full months after the first borrowing and each month thereafter, will apply: certain percentages, ranging from 50% to 100%, of the net proceeds (after deducting certain expenses of the Equity Offering and other adjustments) raised from the Equity Offering during the prior month, to reduce outstanding amounts under the Revolving Credit Agreement. Further, the Revolving Credit Agreement requires that all net proceeds (after payments of fees, expenses, debt and certain other amounts) from any sales of the Company’s properties be applied to reduce amounts outstanding under the Revolving Credit Agreement.

In addition, the Revolving Credit Agreement provides for the maintenance of consolidated quarterly financial covenants (as set forth in the Revolving Credit Agreement), including: (i) a total leverage ratio test; (ii) a fixed charge coverage ratio test; (iii) a liquidity threshold; and (iv) a tangible net worth test.

The Revolving Credit Agreement further contains affirmative and negative covenants (as defined in the Revolving Credit Agreement) which, among other things, require Borrower to deliver to Lenders specified quarterly and annual financial information, and limit Borrower and/or the Company, subject to various exceptions and thresholds from: (i) creating liens on the collateral; (ii) merging with other companies or changing ownership interest; (iii) selling all of its assets or properties; (iv) incurring certain additional indebtedness; (v) entering into transactions with affiliates, except on an arms-length basis; (vi) making certain types of investments; (vii) paying distributions that would otherwise cause or contribute to a default under the Revolving Credit Agreement; and (viii) if in default under the Revolving Credit Agreement, paying certain fees to affiliates and repaying certain loans to affiliates.

The Revolving Credit Agreement permits voluntary prepayment of principal and accrued interest and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Revolving Credit Agreement, the Lender may accelerate the repayment of amounts outstanding and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

This Current Report on Form 8-K contains forward-looking statements that are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to maintain the financial and other covenants under the Revolving Credit Agreement, the successful syndication of additional commitments under the Revolving Credit Agreement and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and the Company’s other filings with the Securities and Exchange Commission. Any of these statements could be inaccurate, and actual events or the Company’s investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

June 14, 2011	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer

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